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LORAL REPORTS THIRD QUARTER
2008 FINANCIAL RESULTS

NEW YORK –November 10, 2008 — Loral Space & Communications Inc. (NASDAQ: LORL) today announced its financial results for the three and nine months ended September 30, 2008.

Combined revenues and Adjusted EBITDA, including both the satellite manufacturing and the satellite services segments for the quarter, were $386 million and $114.4 million, respectively. Combined segment revenues and Adjusted EBITDA for the first nine months of the year were $1,154.9 million and $334.2 million, respectively. Comparisons to 2007 are not relevant because of the change in the satellite services business. All of Telesat’s revenues and Adjusted EBITDA are included in the segment results. However, Telesat is reported under the equity method of accounting in the income statement reflecting only Loral’s 64% economic interest. After eliminating the results of Telesat, revenues and Adjusted EBITDA for the quarter were $212.5 million and $5.9 million, respectively, and $639.1 million and $20.2 million for the first nine months, respectively.

Loral reported a net loss in the quarter of $50.4 million, which includes a $35.3 million charge representing Loral’s share of Telesat’s third quarter loss. This loss was primarily due to non-cash, mark-to-market foreign exchange losses. Net income for the same period last year was $20 million, which included $56.7 million in gains from foreign exchange hedges. Loral reported a net loss of $81.8 million for the nine months ended September 30, 2008, which included a charge of $88.7 million representing Loral’s share of the nine month loss at Telesat, also primarily due to non-cash, mark-to-market foreign exchange losses and a $58.3 million gain on the Cablevision litigation. In the same period in 2007 the net loss was $9.3 million, which included $122.1 million of gains from foreign exchange hedges.
The company ended the third quarter of 2008 with $99.8 million in available cash compared to $314.7 million in available cash at the end of 2007. This excludes restricted cash of $23.8 million and $24.3 million, respectively for those same periods.

Notable achievements since the close of the second quarter include the successful launch of Telesat’s Nimiq 4, strong bookings at Space Systems/Loral (SS/L) and the closing of a $100 million revolving credit facility for the manufacturing division.

“Given the concerns about the current economic environment, we are pleased that our booking successes for the year to date will provide substantial backlog to help weather the potential impact of the economic downturn,” said Michael B. Targoff, chief executive officer of Loral. “With the new credit facility in place, our manufacturing subsidiary has reinforced its liquidity for its ongoing business plan and enhanced its capability to meet unexpected cash requirements.”

Satellite Manufacturing
Space Systems/Loral has booked seven satellite orders this year to date, six of which were included in the company’s backlog on September 30, 2008. Recent awards include satellites for SES, Hispasat and two other world class satellite operators. At the end of the third quarter SS/L had a robust backlog of $1.416 billion compared to $1.025 billion on December 31, 2007. There were five successful launches of SS/L-built satellites this year, including three in the third quarter.

In the third quarter of 2008, SS/L reported revenues before eliminations of $216.3 million compared to $207.3 million in the third quarter of 2007. Adjusted EBITDA for the quarter for the manufacturing segment was $9.6 million. This includes a $4 million recognition of foreign exchange losses on the Hispasat contract, which is expected to be recovered over the life of the contract. Adjusted EBITDA was $12.8 million in Q3 2007. For the nine-month period ended September 30, 2008 revenues were $646.3 million, up from $618 million in the previous year, and Adjusted EBITDA for the nine-month period was $24.5 million, which includes the $4 million recognition of foreign exchange losses and increased research and development and marketing related expenses totaling $10 million. Adjusted EBITDA for the first nine months of 2007 was $33 million.

Satellite Services
Telesat’s newly launched satellite, Nimiq 4, went into service on October 11 and is fully contracted to Bell TV. Telstar 11N will launch in the first quarter of 2009, to enter commercial service in the second quarter of 2009, which will bring the number of Telesat satellites on orbit to 14. An additional satellite, Nimiq 5, which is fully leased, is currently under construction at Space Systems/Loral and is scheduled to be launched in the second half of 2009.

Telesat’s performance in the third quarter continued on target with expectations. Revenues were $169.7 million and Adjusted EBITDA was $108.2 million. Revenues and Adjusted EBITDA for the nine months ended September 30, 2008 were $508.6 million and $313.2 million, respectively. Telesat had interest expense on its debt in the amount of $58.9 million and $174.4 million respectively for the three and nine months ending September 30, 2008. Telesat reported a net loss of $53.5 million and $131.0 million for the quarter and nine months ending September 30, 2008. The results include the previously referenced non-cash mark-to-market foreign exchange losses, which netted $52.8 million and $104.2 million for the quarter and nine months ending September 30, 2008.

At the end of the third quarter Telesat had a backlog of $4.8 billion, $48.7 million total cash and $2.9 billion of debt.

Other
Also of note during the quarter, on September 19, 2008, a decision was rendered in the shareholder derivative action finding that the MHR Fund Management LLC’s $300 million investment in Loral did not meet the entire fairness standard under Delaware law. The Court decided that MHR’s preferred shares should be converted into 9,505,673 non-voting common shares.

A full discussion of Loral’s results is contained in the company’s Form 10-Q, which is available on the company’s web site at www.loral.com or on the SEC’s EDGAR service at www.sec.gov.

Conference Call
Loral’s chief executive officer Michael B. Targoff will host a conference call and webcast tomorrow, November 11, at 11:00 a.m. ET to discuss the company’s third quarter 2008 results. To participate, please dial 719-325-4849 approximately ten minutes prior to the scheduled start of the call. A listen-only web cast of the call is available on the Investor Relations section of Loral’s web site (www.loral.com) under “Events & Presentations.” A replay of the web cast will be available for 30 days.

About Loral Space & Communications
Loral Space & Communications is a satellite communications company. It is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, a global operator of telecommunications and direct broadcast satellites used to distribute video entertainment programming, broadband data, and provide access to Internet services and other value-added communications services. For more information, visit Loral’s web site at www.loral.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, and press releases or oral statements made with the approval of an authorized executive officer of the company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and in its subsequent reports on Form 10-Q. The reader is specifically referred to these documents, as well as the company’s other filings with the Securities and Exchange Commission.

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LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions, except per share amounts)

Revenues
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Satellite Manufacturing	$216.3	$207.3	$646.3	$618.0
Satellite Services: (1)
Loral Skynet	—	41.4	—	110.3
Telesat Canada	169.7	—	508.6	—

Total Satellite Services	169.7	41.4	508.6	110.3

Segment revenues	386.0	248.7	1,154.9	728.3
Eliminations	(3.8)	(13.1)	(7.2)	(46.1)
Affiliate eliminations (1)	(169.7)	—	(508.6)	—

Revenues as reported (2)	$212.5	$235.6	$639.1	$682.2

Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Satellite Manufacturing	$9.6	$12.8	$24.5	$33.0
Satellite Services (1)
Loral Skynet	—	20.5	6.2	46.1
Telesat Canada	108.2	—	313.2	—

Total Satellite Services	108.2	20.5	319.4	46.1
Corporate expenses	(3.4)	(6.7)	(9.7)	(23.8)

Segment Adjusted EBITDA before eliminations	114.4	26.6	334.2	55.3
Eliminations	(0.3)	(2.0)	(0.8)	(5.6)
Affiliate eliminations (1)	(108.2)	—	(313.2)	—

Adjusted EBITDA	$5.9	$24.6	$20.2	$49.7

Reconciliation of Adjusted EBITDA to Net (Loss) Income

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007

Adjusted EBITDA	$5.9	$24.6	$20.2	$49.7
Depreciation and amortization	(11.7)	(24.5)	(32.3)	(76.5)

Operating (loss) income	(5.8)	0.1	(12.1)	(26.8)
Interest and investment income	1.9	10.5	10.2	27.7
Interest expense	(0.5)	4.0	(1.2)	(1.0)
Gain on foreign currency contracts	—	56.7	—	122.1
Gain on litigation recovery	—	—	58.3	—
Impairment of available for sale securities	(1.0)	—	(4.5)	—
Other income (expense)	(0.1)	3.3	(0.3)	3.6
Loss on extinguishment of debt	—	(16.2)	—	(16.2)
Income tax provision	0.6	(23.1)	(12.9)	(54.9)
Equity in net losses of affiliates	(39.3)	(2.3)	(101.0)	(4.3)
Minority interest (3)	—	(7.1)	—	(20.5)

Net (loss) income	(44.2)	25.9	(63.5)	29.7
Preferred dividends	(6.2)	(5.7)	(18.3)	(13.5)
Beneficial conversion feature related to issuance of Loral
Series A-1 Preferred Stock	—	(0.2)	—	(25.5)

Net(loss) income applicable to common stockholders	$(50.4)	$20.0	$(81.8)	$(9.3)

Basic (loss) income per common share	$(2.50)	$0.99	$(4.06)	$(0.47)

Diluted (loss) income per common share	$(2.50)	$0.96	$(4.06)	$(0.47)

Weighted average shares outstanding:
Basic	20,184	20,103	20,169	20,071

Diluted	20,184	21,881	20,169	20,071

(1) Satellite Services for 2008 represents Telesat Canada for the three and nine months ended September 30, 2008. Affiliate eliminations represent the elimination of amounts attributable to Telesat Canada whose results are reported in our condensed consolidated statement of operations as equity in net losses of affiliates and in our condensed consolidated balance sheet as investment in affiliates.

(2) Includes revenues from affiliates of $20.9 and $69.3 for the three and nine months ended September 30, 2008, respectively.

(3) Represents the dividend accrual for the Loral Skynet Series A non-convertible preferred stock which was redeemed on November 5, 2007.

LORAL SPACE & COMMUNICATIONS INC.
Supplemental Financial Data
(In millions)

	September 30, 2008	December 31, 2007
FUNDED BACKLOG
	$1,416.4	$1,024.8
Satellite services
Loral Skynet	—	—
Telesat Canada	4,800.0	5,251.0

Total Satellite Services	4,800.0	5,251.0

Total funded backlog	6,216.4	6,275.8
Intercompany eliminations	(29.9)	—
Affiliate eliminations	(4,800.0)	(5,251.0)

NET FUNDED BACKLOG	$1,386.5	$1,024.8

Condensed Balance Sheets
(In millions)

	September 30, 2008	December 31, 2007
Cash and equivalents	$99.8	$314.7
Contracts-in-process	203.2	109.4
Other current assets	194.5	145.8

Total current assets	497.5	569.9
Property, plant & equipment, net	176.6	147.8
Investments in affiliates	463.7	566.2
Goodwill	188.5	227.1
Other assets	214.1	191.9

Total assets	$1,540.4	$1,702.9

Customer advances and billings in excess of costs and profits	$212.7	$252.0
Other current liabilities	163.0	187.8

Total current liabilities	375.7	439.8
Other long-term liabilities	246.0	289.6

Total liabilities	621.7	729.4
Shareholders’ equity	918.7	973.5

Total liabilities and shareholders’ equity	$1,540.4	$1,702.9

TELESAT CANADA
Summary Financial Information
(In millions)

Summary financial information for Telesat Canada for the three and nine months ended September 30, 2008 and as of September 30, 2008 and December 31, 2007 in US$ and in accordance with US GAAP follows (in millions):

	Three Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2008
Statement of Operations:

Revenues	$169.7	$508.6

Adjusted EBITDA	$108.2	$313.2
Depreciation and amortization	(55.1)	(170.3)

Operating income	53.1	142.9
Interest expense	(58.9)	(174.4)
Other expense, net (1)	(52.3)	(100.8)
Income tax benefit	4.6	1.3

Net loss	$(53.5)	$(131.0)

(1) Other expense, net includes non-cash foreign exchange losses of $120.2 million and $221.7 million for the three and nine months ended September 30, 2008, respectively, and non-cash gains on financial instruments of $67.4 million and $117.5 million for the three and nine months ended September 30, 2008, respectively.

	September 30, 2008	December 31, 2007
Balance Sheet Data:
Cash and cash equivalents	$48.7	$42.7
Total assets	5,240.8	5,610.0
Debt, including current portion	2,895.5	2,828.0
Total liabilities	4,025.6	4,156.7
Redeemable preferred stock	132.9	143.1
Shareholders’ equity	$1,082.3	$1,310.2
Other:

Backlog	$4,800.0	$5,251.0

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